Exhibit 99.1
2007 First-Quarter Report
June 2007
To Our Shareholders:
Earnings
We saw a doubling of income from the Water Activities segment of our business for the quarter ending March 31, 2007. Income from this segment was $0.16 per share compared to $0.08 per share for the same period of 2006. The improvement reflected the 22.3% rate increase that took effect on January 1, 2007.
You may recall that back in the first quarter of 2006, Connecticut Water completed a large land sale to the Town of Barnstable, Massachusetts. The sale generated income of approximately $900,000, or $0.11 per share. There was no corresponding large land sale in the first quarter of 2007, and as a result, income from the Real Estate segment for the quarter declined to less a penny per share. In the Services and Rentals segment, income per share totaled $0.02, a slight decline (of less than a penny per share) from the same period in 2006, primarily attributable to increased labor costs.
Together, the three business segments generated income from continuing operations of $1.48 million, or $0.18 per share, for the 2007 first quarter. Income for the same period of 2006 was $1.70 million, or $0.21 per share. However, a more meaningful comparison of results for the two periods can be made if we look only at our more consistent (less volatile) segments, Water Activities and Services and Rentals. Excluding the Real Estate segment, income from continuing operations was $0.18 per share for the first quarter of 2007 compared to $0.10 per share for the same period of 2006. This comparison demonstrates the new strength of the Water Activities segment, the segment which I believe is the growth engine of your company and which provided 93% of total revenues in the first quarter of 2007.
Annual Meeting of Shareholders
On May 8, 2007, you elected Heather Hunt, Arthur C. Reeds, and me to serve as directors of your company until 2010. In addition, you ratified the selection of PricewaterhouseCoopers LLP as the independent auditors for 2007. At the Organizational Board of Directors Meeting, following the Annual Meeting of Shareholders, I was elected as the Chairman of your Board of Directors, and I am honored by that action. In keeping with good governance practices, the Board also appointed an independent lead director whose responsibilities will include presiding over executive sessions of the independent directors. Don Wilbur is the new independent lead director. Don has been a director since 1993 and is retired from Unilever HPC, USA after a long and distinguished leadership career.
On behalf of your Connecticut Water team, I thank you for your confidence in the Company. We look forward to serving you in the years ahead.
Eric W. Thornburg
Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,
(In thousands except per share amounts)	2007	2006

Operating Revenues	$13,162	$10,458
Other Utility Income, Net of Taxes	$106	$152
Total Utility Operating Income	$2,412	$1,581
Gain on Property Transactions, Net of Taxes	$41	$924
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$142	$167
Income From Continuing Operations	$1,475	$1,697

Discontinued Operations, Net of Tax	$—	$19

Net Income Applicable to Common Shareholders	$1,466	$1,707
Basic Earnings Per Average Common Share – Continuing Operations	$0.18	$0.21
Basic Earnings Per Average Common Share – Discontinued Operations	$—	$—
Basic Total Earnings Per Average Common Share	$0.18	$0.21
Diluted Earnings Per Average Common Share – Continuing Operations	$0.18	$0.21
Diluted Earnings Per Average Common Share – Discontinued Operations	$—	$—
Diluted Total Earnings Per Average Common Share	$0.18	$0.21

Basic Weighted Average Common Shares Outstanding	8,232	8,152
Diluted Weighted Average Common Shares Outstanding	8,250	8,183

Book Value Per Share	$11.57	$11.54
Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	March 31, 2007	March 31, 2006

ASSETS

Net Utility Plant	$264,030	$250,050
Current Assets	15,384	25,437
Other Assets	39,354	34,080

Total Assets	$318,768	$309,567

CAPITALIZATION AND LIABILITIES

Common Shareholders’ Equity	$96,049	$94,663
Preferred Stock	772	847
Long-Term Debt	77,345	77,352
Current Liabilities	15,775	13,326
Other Liabilities and Deferred Credits	128,827	123,379

Total Capitalization and Liabilities	$318,768	$309,567

	Equity Type	Record Date	Payable Date	Rate
Dividends declared	Common (NASDAQ:CTWS)	6/01/06	6/15/07	$0.215
	Preferred A (not publicly traded)	7/2/07	7/16/07	$0.20
	Preferred 90 (NASDAQ:CTWSP)	7/18/07	8/1/07	$0.225

	Declaration Date	Record Date	Payable Date
Proposed next common stock dividend dates	August 16, 2007	September 3, 2007	September 17, 2007

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600 FAX (860) 669-5579 Shareholder Info: 1-800-428-3985, Ext.3016 Website: www.ctwater.com	Stock Transfer, Dividend Disbursing Agent and
Agent to Administer Dividend Reinvestment Plan
Registrar and Transfer Company
10 Commerce Drive, Cranford, NJ 07016
1-800-368-5948
On-line information: http://www.info@rtco.com
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